Exhibit 10.68

September 2, 2008

John Regan

Dear John:

As discussed, your employment position is being eliminated as part of a reduction-in-force, and your employment will terminate as a result. This letter sets forth the substance of the separation agreement (the “Agreement”) that Anesiva Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be September 2, 2008 (the “Separation Date”).

2. Accrued Salary And Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, and an additional six (6) weeks of base salary as your accrued but unused sabbatical benefit, all subject to standard payroll deductions and withholdings.

3. Consulting Agreement. In exchange for your entering into and complying with this Agreement, the Company agrees to retain you as a consultant under the terms specified below.

(a) Consulting Period. The consulting relationship will commence on the Separation Date and will continue for up to three (3) months (“Consulting Period”) terminating at the latest on December 2, 2008, unless terminated earlier by either you or by the Company. The Consulting Period shall terminate earlier than December 2, 2008 upon the occurrence of any of the following: (a) on the date that you revoke this Agreement as permitted under paragraph 17 below; (b) on October 17, 2008 if you have not delivered an executed copy of this Agreement to the Company by that date; (c) your notice to the Company of termination of the Consulting Period at any time; or (d) the Company’s written notice to you of its good faith belief that you have materially breached this Agreement, and the basis for its good faith belief.

(b) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Chief Executive Officer (“CEO”) of the Company. Your services will include but not be limited to assistance with the Company’s joint venture, Wanbang Anesiva (Jiangsu) Biotech Co., Ltd., personal attendance at joint venture meetings in Jiangsu, China and manufacturing team meetings in South San Francisco, and generation of a summary memo regarding Zingo manufacturing issues. During the Consulting Period, you will report directly to the CEO, or as otherwise specified by the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of eighty (80) hours per month. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. You agree that, during the Consulting Period, you will not enter or use the Company’s offices except as requested by the Company.

(c) Independent Contractor Relationship. Your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(d) Consulting Fees. Provided that you remain in compliance with this Agreement, you will be paid consulting fees in the amount of $25,167 per month (“Consulting Fees”), during the Consulting Period.

(e) Taxes and Withholding. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of Consulting Fees. You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report amounts paid to you as Consulting Fees by filing Form 1099-MISC with the Internal Revenue Service as required by law. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.

(f) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO. You agree that after the Separation Date, you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

(g) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company. If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract) the Company’s obligation to pay you Consulting Fees, to pay COBRA Premiums (as defined below), and after the Consulting Period, its obligation to pay Severance (as defined below), will cease immediately.

(h) No Conflicting Interests. You agree that during the Consulting Period, you shall not directly or indirectly own, manage, operate, conduct, control, be employed by or be connected in any manner with the ownership, management, operation or control of any business that competes with the Company, provided, however, that the foregoing shall not be deemed to prohibit your ownership of stock in any publicly owned company so long as such ownership, directly or indirectly, does not exceed two percent (2%) of the total outstanding stock of such publicly owned company.

4. Severance Benefits. Although the Company otherwise has no obligation to do so, if you enter this Agreement and remain in compliance with its terms, the Company will provide you the following severance benefits, pursuant to the Company’s Severance Benefit Plan (the “Severance Plan”, a copy of which is attached as Exhibit A):

(a) Severance Payments. The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for two and one-half (2 1/2 ) months following the Consulting Period (“Severance Payments”). The Severance Payments will be made on the Company’s regular pay schedule, and will be subject to standard payroll deductions and withholdings.

(b) Health Insurance. To the extent provided by federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you timely elect continued coverage under COBRA, the Company, as an additional severance benefit under this Agreement, will pay your COBRA premiums to continue your group health insurance coverage at the level in effect as of the Separation Date for six (6) calendar months after the Separation Date (“COBRA Premiums”). The Company’s obligation to pay COBRA Premiums shall commence when you execute this Agreement.

5. Stock Options. As part of this Agreement, the Company agrees that the Consulting Period shall constitute Continuous Service for purposes of calculating the exercise period for vested options and restricted stock units under your restricted stock agreements and stock option agreements. You and the Company agree that you will receive no additional vesting of stock options or restricted stock units during the Consulting Period, and you hereby waive any such additional vesting. You and the Company acknowledge that you have received the following grants:

(1)	RSU number 515 dated November 19, 2004;

(2)	RSU number 1155 dated February 6, 2007;

(3)	RSU number 1202 dated July 24, 2007;

(4)	Option number 99 dated November 6, 2002;

(5)	Option number 263 dated November 18, 2003;

(6)	Option number 782 dated April 28, 2005;

(7)	Option number 913 dated November 10, 2005;

(8)	Option number 914 dated November 10, 2005;

(9)	Option number 915 dated November 10, 2005;

(10)	Option number 1014 dated May 10, 2006;

(11)	Option number 1102 dated February 6, 2007;

(12)	Option number 1203 dated July 24, 2007; and

(13)	Option number 1317 dated February 6, 2008.

Under the terms of your option and restricted stock unit grants listed above, you will have three months following the termination of your Continuous Service to exercise any stock option shares and restricted stock units that are vested as of the Separation Date. For the avoidance of doubt, you and the Company agree that you will have three months following the Consulting Period to complete any such exercise.

6. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, severance, stock option vesting, or benefits after the Separation Date, with the sole exception of any benefit, the right to which has vested as of the Separation Date under the express terms of a Company benefit plan (e.g. 401(k) plan).

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. The Company will reimburse you for documented business expenses incurred during the Consulting Period, pursuant to its regular business practice, provided that these expenses have been pre-approved by the CEO in writing.

8. Return Of Company Property. You agree that, on the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, any Company equipment, files, correspondence, memoranda, reports, lists, proposals, agreements, drafts, notes, minutes, drawings, records, plans, forecasts, purchase orders, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, financial and operational information, technical information, specifications, computer-recorded information, electronic information (including email and correspondence), other tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information on the Separation Date. In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a precondition of your receipt of the Consulting Fees and Severance Payments. During the Consulting Period, you may retain such documents, property, and materials only to the extent approved in writing by the Company and you shall return them immediately upon written request from the Company.

9. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B, after the Separation Date, and both during and after the Consulting Period.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

11. Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

14. Nonsolicitation of Employees. You agree that for twelve (12) months after the Separation Date, you will not, either directly or through others, solicit, induce, or attempt to solicit or induce any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company.

15. Release of Claims. In exchange for the Consulting Period, Consulting Fees, COBRA Premiums, Severance Payments, and other consideration under this Agreement to which you would not otherwise be entitled, and as required by the Severance Plan, and except as otherwise set forth in this Agreement, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

16. Exception. You are not releasing any claim that cannot be waived under applicable state or federal law, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. The foregoing notwithstanding, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

17. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the consideration given for the ADEA Waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your ADEA Waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you have the right to consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have forty-five (45) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Company’s Vice President of Human Resources; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable. You hereby acknowledge that the Company has provided you with the ADEA Disclosure information (under Title 29 U.S. Code Section 626(f)(1)(H)), enclosed with this Agreement.

18. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

19. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

20. Deferred Compensation and Section 409A Compliance. For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), (a) each of the cash payments pursuant to Sections 3 and 6(c)(i) shall be regarded as a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the Treasury Regulations, (b) all such cash payments shall be considered to satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) of the Treasury Regulations, (c) any of such cash payments that is not considered to satisfy such exemptions shall be considered to have been delayed by six (6) months from the Separation Date, and, accordingly, (d) all such cash payments shall be considered either to be exempt from Section

409A or to be compliant with its requirements. Moreover, the payment of COBRA Premiums pursuant to Section 4 shall be considered to satisfy the exemption from the application of Section 409A provided under Section 1.409A-1(b)(9)(v) of the Treasury Regulations.

21. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not deliver a signed Agreement to the Senior Director, Human Resources by 5p.m. PDT, October 17, 2008.

We wish you the best in your future endeavors.

Sincerely,

Anesiva, Inc.

By:	/s/ Jean-Frederic Viret
Jean-Frederic Viret Vice President and Chief Financial Officer

Exhibit A – Anesiva, Inc. Severance Benefit Plan

Exhibit B – Employee Proprietary Information and Inventions Agreement

Enclosure: Disclosure under 29 U.S.C. § 626(f)(1)(H)

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ John Regan
John Regan

Date: September 2, 2008